Heritage-Crystal Clean, Inc. Announces Record Third Quarter 2022 Financial Results

Third Quarter Highlights Include:

•Net income was a record high $23.2 million; up 25.4% compared to net income of $18.5 million in the third quarter of 2021.

•Basic earnings per share were a record high of $0.98 for the quarter, an increase of 24.1% compared to $0.79 for the third quarter of 2021.

•Oil Business segment revenue of $65.5 million represents a record high for a 12-week quarter, and an increase of 28.9% from the year-ago quarter.

•Environmental Services segment revenue was a record high of $106.7 million, which represents an increase of 47.5% from the year-ago quarter.

•Environmental Services profit before corporate selling, general, and administrative expenses was a record high of $24.8 million with operating margin of 23.2%.

•EBITDA for the quarter was a record high of $41.3 million, up 34.9% compared to EBITDA of $30.6 million in the third quarter of 2021.

•Adjusted EBITDA for the quarter was a record high of $43.5 million, up 37.0% compared to Adjusted EBITDA of $31.7 million in the third quarter of 2021.

•Adjusted net earnings for the quarter were $23.8 million and adjusted diluted earnings per share were $1.01.

Hoffman Estates, IL, October 19, 2022 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services, today announced results for the third quarter which ended September 10, 2022.

Third Quarter Review

Revenue for the third quarter of 2022 was $172.2 million compared to $123.2 million for the same quarter of 2021, an increase of 39.8%.

Overall operating margin during the quarter increased by $12.3 million or 31.6%, driven by growth in our Environmental Services segment and both growth and improved profitability in our Oil Business segment, compared to the third quarter of 2021. Our third quarter corporate SG&A expense was $18.6 million, or 10.8% of revenue, compared to $14.4 million, or 11.7% of revenue, for the third quarter of 2021.

Net income for the third quarter was $23.2 million compared to net income of $18.5 million in the year-ago quarter. Basic earnings per share were $0.98 compared $0.79 in the year-ago quarter.

Segments

Our Environmental Services segment includes parts cleaning, hazardous and non-hazardous waste disposal, wastewater vacuum, antifreeze recycling, emergency and spill response, and industrial and field services. Environmental Services revenue was $106.7 million during the quarter compared to $72.3 million during the third quarter of fiscal 2021. The 47.5% increase in revenue was mainly due to the increase in demand for our services compared to the prior year quarter and by revenue from acquisitions. We experienced revenue increases across all service lines in the segment when compared to the third quarter of 2021. The revenue increases were driven by improvement in both price and volume in all service lines. Environmental Services profit before corporate selling, general, and administrative expenses was $24.8 million, or 23.2% of revenue, compared to $17.3 million, or 23.9% of revenue, in the year-ago quarter. The decrease in operating margin percentage was mainly driven by higher transportation costs caused by extraordinarily high inflation and increased equipment rental costs.

President and CEO Brian Recatto commented, "While our operating margin percentage was down slightly compared to last year, we are pleased that we were able to improve our operating margin percentage incrementally compared to the second quarter. The improvement was primarily the result of price actions initiated during the latter portion of the second quarter. While we face ongoing inflationary pressure in various parts of our Environmental Services segment, we continue to fight to preserve and improve our operating margin while consistently growing our revenue."

Our Oil Business segment includes used oil collection and re-refining activities, as well as sales of recycled fuel oil. During the third quarter of fiscal 2022, Oil Business revenue was a record high for a 12-week quarter at $65.5 million, an increase of $14.7 million, or 28.9%, compared to $50.8 million in the third quarter of fiscal 2021. An increase in base oil prices was the main driver of the increase in revenue. Oil Business segment operating margin decreased to 40.6% in the third quarter of 2022 compared to a record high of 42.8% in the third quarter of fiscal 2021. The lower operating margin compared to the third quarter of 2021 was mainly due to an increase in transportation related expenses, increased downtime at the re-refinery and other inflationary pressures across the segment which offset an improvement in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the removal of their used oil.

Recatto commented, "We continued to manage the spreads in our Oil Business effectively, which allowed us to take advantage of high base oil prices during the quarter. Despite inflationary pressure in various areas, we were able to deliver an operating margin in excess of 40% for the second consecutive quarter for the first time in our history."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to successfully integrate our acquisition of Patriot Environmental Services, Inc. and achieve the benefits contemplated by the acquisition; developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; the impact of inflationary pressures on our business; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2022. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities. Our service programs include parts cleaning, regulated containerized and bulk waste management, used oil collection and re-refining, wastewater vacuum, emergency and spill response, industrial and field services, waste antifreeze collection, recycling and product sales. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Through our used oil re-refining program, during fiscal 2021, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2021 we recycled approximately 3.9 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2021 we recycled 2 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.5 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2021 we collected 21 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2021 we treated approximately 49 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Hoffman Estates, Illinois, and operates through 105 branch and industrial services locations serving approximately 103,000 customer locations.

Conference Call

The Company will host a conference call on Thursday October 20, 2022 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, https://crystal-clean.com/investor-relations/, and can participate on the call by dialing (888) 440-4149. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 8889427.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 10, 2022	January 1, 2022

ASSETS
Current assets:
Cash and cash equivalents	$25,714	$56,269
Accounts receivable - net	118,716	62,513
Inventory - net	42,470	29,536
Assets held for sale	1,125	1,125
Other current assets	15,033	6,773
Total current assets	203,058	156,216
Property, plant and equipment - net	233,039	166,301
Right of use assets	117,430	83,865
Equipment at customers - net	26,010	24,146
Software and intangible assets - net	43,352	45,949
Goodwill	133,126	49,695
Investments at fair value	3,000	—
Other assets	—	692
Total assets	$759,015	$526,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$56,753	$36,179
Current portion of lease liabilities	26,709	20,146
Contract liabilities - net	2,637	2,094
Accrued salaries, wages, and benefits	11,926	8,980
Taxes payable	17,320	8,474
Other current liabilities	13,154	9,476
Revolving credit facility	99,324	—
Total current liabilities	227,823	85,349
Lease liabilities, net of current portion	93,952	65,041
Other long term liabilities	828	473
Contingent consideration	—	2,819
Deferred income taxes	34,467	31,126
Total liabilities	$357,070	$184,808

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,595,968 and 23,473,931 shares issued and outstanding at September 10, 2022 and January 1, 2022, respectively	$236	$235
Additional paid-in capital	207,704	204,920
Retained earnings	194,253	137,067
Accumulated other comprehensive loss	(248)	(166)
Total stockholders' equity	$401,945	342,056

Total liabilities and stockholders' equity	$759,015	$526,864

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021

Revenues
Service revenues	$90,084	$59,737	$234,575	$177,469
Product revenues	75,676	57,713	214,948	151,529
Rental income	6,459	5,725	18,710	16,836
Total revenues	$172,219	$123,175	$468,233	$345,834

Operating expenses
Operating costs	$114,147	$79,486	$320,684	$234,584
Selling, general, and administrative expenses	17,086	13,294	45,846	38,522
Depreciation and amortization	8,262	5,767	21,546	15,168
Other (income) expense - net	(329)	(230)	462	(669)
Operating income	33,053	24,858	79,695	58,229
Interest expense – net	885	206	1,358	707
Income before income taxes	32,168	24,652	78,337	57,522
Provision for income taxes	8,967	6,144	21,151	14,697
Net income	$23,201	$18,508	$57,186	$42,825

Net income per share: basic	$0.98	$0.79	$2.43	$1.83
Net income per share: diluted	$0.98	$0.79	$2.42	$1.82

Number of weighted average shares outstanding: basic	23,592	23,431	23,519	23,403
Number of weighted average shares outstanding: diluted	23,674	23,570	23,651	23,548

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Third Quarter Ended,
September 10, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$87,530	$2,554	$—	$90,084
Product revenues	12,703	62,973	—	75,676
Rental income	6,445	14	—	6,459
Total revenues	$106,678	$65,541	$—	$172,219
Operating expenses
Operating costs	77,559	36,588	—	114,147
Operating depreciation and amortization	4,367	2,338	—	6,705
Profit before corporate selling, general, and administrative expenses	$24,752	$26,615	$—	$51,367
Selling, general, and administrative expenses			17,086	17,086
Depreciation and amortization from SG&A			1,557	1,557
Total selling, general, and administrative expenses			$18,643	$18,643
Other (income) - net			(329)	(329)
Operating income				33,053
Interest expense – net			885	885
Income before income taxes				$32,168

Third Quarter Ended,
September 11, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$56,887	$2,850	$—	$59,737
Product revenues	9,727	47,986	—	57,713
Rental income	5,725	—	—	5,725
Total revenues	$72,339	$50,836	$—	$123,175
Operating expenses
Operating costs	52,598	26,888	—	79,486
Operating depreciation and amortization	2,482	2,175	—	4,657
Profit before corporate selling, general, and administrative expenses	$17,259	$21,773	$—	$39,032
Selling, general, and administrative expenses			13,294	13,294
Depreciation and amortization from SG&A			1,110	1,110
Total selling, general, and administrative expenses			$14,404	$14,404
Other (income) - net			(230)	(230)
Operating income				24,858
Interest expense – net			206	206
Income before income taxes				$24,652

First Three Quarters Ended,
September 10, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$226,809	$7,766	$—	$234,575
Product revenues	37,726	177,222	—	214,948
Rental income	18,673	37	—	18,710
Total revenues	$283,208	$185,025	$—	$468,233
Operating expenses
Operating costs	214,091	106,593	—	320,684
Operating depreciation and amortization	10,448	6,547	—	16,995
Profit before corporate selling, general, and administrative expenses	$58,669	$71,885	$—	$130,554
Selling, general, and administrative expenses			45,846	45,846
Depreciation and amortization from SG&A			4,551	4,551
Total selling, general, and administrative expenses			$50,397	$50,397
Other expense - net			462	462
Operating income				79,695
Interest expense – net			1,358	1,358
Income before income taxes				$78,337

First Three Quarters Ended,
September 11, 2021
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$166,593	$10,876	$—	$177,469
Product revenues	31,100	120,429	—	151,529
Rental income	16,818	18	—	16,836
Total revenues	$214,511	$131,323	$—	$345,834
Operating expenses
Operating costs	155,596	78,988	—	234,584
Operating depreciation and amortization	6,490	5,233	—	11,723
Profit before corporate selling, general, and administrative expenses	$52,425	$47,102	$—	$99,527
Selling, general, and administrative expenses			38,522	38,522
Depreciation and amortization from SG&A			3,445	3,445
Total selling, general, and administrative expenses			$41,967	$41,967
Other (income) - net			(669)	(669)
Operating income				58,229
Interest expense – net			707	707
Income before income taxes				$57,522

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,

(thousands)	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Net income	$23,201	$18,508	$57,186	$42,825

Interest expense – net	885	206	1,358	707

Provision for income taxes	8,967	6,144	21,151	14,697

Depreciation and amortization	8,262	5,767	21,546	15,168

EBITDA (a)	$41,315	$30,625	$101,241	$73,397

Non-cash compensation (b)	1,381	1,035	4,166	3,922

Loss on disposal of re-refinery assets (c)	—	—	1,194	—

Costs associated with business acquisitions (d)	73	—	908	—

Provision for civil action settlement (e)	350	—	1,100	—

Severance costs (f)	356	—	356	—

Adjusted EBITDA (g)	$43,475	$31,660	$108,965	$77,319

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Non-cash compensation expenses which are recorded in SG&A.

(c)	Loss on disposal of assets related to our re-refinery operations.

(d)	Acquisition costs associated with the Patriot Environmental Services, Inc. business acquisition which are recorded in SG&A.

(e)	Civil action settlement accrual recorded in SG&A.

(f)	Costs associated with employee separations related to the Patriot Environmental Services, Inc. business acquisition which are recorded in SG&A

(g)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings (loss) and adjusted net earnings (loss) per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings (loss) and adjusted net earnings (loss) per share provide investors and management useful information about the earnings impact from certain non-routine items for the third quarter and first three quarters of 2022 compared to the third quarter and first three quarters of 2021.

Reconciliation of our Net Earnings (loss) and Net Earnings (loss) Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings (Loss) and Non-GAAP Adjusted Net Earnings (loss) Per Share
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,

	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021

GAAP net earnings	$23,201	$18,508	$57,186	$42,825

Loss on disposal of re-refinery assets (a)	—	—	1,194	—
Tax effect on disposal loss	—	—	(316)	—

Costs associated with business acquisitions (b)	73	—	908	—
Tax effect on business acquisitions costs	(20)	—	(240)	—

Provision for civil action settlement (c)	350	—	1,100	—
Tax effect on provision for settlement	(96)	—	(291)	—

Severance costs (d)	356	—	356	—

Tax effect on severance costs	(98)	—	(94)	—

Adjusted net earnings	$23,766	$18,508	$59,803	$42,825

GAAP diluted earnings per share	$0.98	$0.79	$2.42	$1.82

Loss on disposal of re-refinery assets per share	—	—	0.05	—
Tax effect on loss on disposal per share	—	—	(0.01)	—

Costs associated with business acquisitions per share	—	—	0.04	—
Tax effect on costs associated with business acquisitions per share	—	—	(0.01)	—

Provision for civil action settlement per share	0.01	—	0.05	—
Tax effect on provision for civil action settlement per share	—	—	(0.01)	—

Severance costs per share	0.02	—	0.02	—
Tax effect on severance costs per share	—	—	—	—

Adjusted diluted earnings per share	$1.01	$0.79	$2.54	$1.82

(a) Loss on disposal of assets related to our re-refinery operations.
(b) Acquisition costs associated with the Patriot Environmental Services, Inc. business acquisition which are recorded in SG&A.

(c) Civil action settlement accrual recorded in SG&A.

(d) Costs associated with employee separations related to the Patriot Environmental Services, Inc. business acquisition which are recorded in SG&A